Exhibit 99.1

DataWave Systems Inc. ("DataWave") announced today that it has finalized and executed a “Merger Break-Up and Mutual Release Agreement” (the “Agreement”) with Integrated Data Corp. (“IDC”) to conclusively settle the issues that had arisen between DataWave and IDC as a result of the break-up of their merger negotiations. The merger negotiations between DataWave and IDC, pursuant to the “Agreement and Plan of Merger” entered into by them in June of 2004, were terminated by mutual agreement of the parties on November 9th, 2004.

Under the Agreement, DataWave will pay to IDC US$470,000.00 as compensation for IDC’s costs of the merger negotiations with DataWave. Under the Agreement, IDC has agreed not to insist on its right as the majority shareholder of DataWave to appoint a director or directors to the Board of Directors of DataWave. DataWave will pay the foregoing amount to IDC by paying $235,000 in cash and issuing 2,937,500 Common shares of DataWave, at a price of US$0.08 per share, which is the price of DataWave Common shares as of February 1, 2005, the date as of which the Board of Directors of DataWave approved the tentative terms of the transaction.

IDC, which now owns 21,972,030 or 50.1% of the shares of DataWave, will own 24,909,530 or 53.2% of the shares of DataWave after this transaction.

Josh Emanuel, Chairman & CEO of DataWave states “the Agreement is beneficial for DataWave as it increases the independence of the Company and removes restrictions on the DataWave’s ability to conduct its business. This independence should allow us to explore and benefit from many opportunities as they present themselves.”

Graham Jackson has resigned as a director of DataWave. DataWave’s Board of Directors now consists of Josh Emanuel, Chairman and two independent directors - John X. Adiletta and Vijay Fozdar.

About DataWave (http://www.datawave.com)

DataWave has been an innovator and developer of prepaid and stored-value programs and merchandising solutions since it was founded in 1994. DataWave pioneered systems that allow for point-of-sale activation of high value, high shrinkage products, such as cash cards, prepaid phone cards and prepaid wireless time. These systems work equally well over the Internet, through intelligent freestanding vending machines and POSA terminals, or with various card activation devices, including cash registers.

DataWave Systems Inc.

/s/ John Gunn

John Gunn

General Manager, CFO

Legal Notice Regarding Forward-Looking Statements:

Statements in this news release which are not purely historical are forward-looking statements, including any statements regarding beliefs, plans, expectations or intentions regarding the future.

This news release contains forward-looking statements that involve risks and uncertainties concerning the buy back of the exclusive international license from Integrated Data Corp. Actual events or results may differ materially from those described in this news release due to a number of risks and uncertainties. Potential risks and uncertainties include, but are not limited to, the risk that IDC will not exercise their rights to convert the promissory note into stock in DataWave, and that DataWave will not benefit from international opportunities.

Although we believe that the beliefs, plans, expectations and intentions contained in this letter are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Readers should also refer to the risk disclosures outlined in our annual report on Form 10-KSB for the year ended March 31, 2004, filed with the United States Securities and Exchange Commission.

"DataWave" is a registered trademark of the Company. All other trademarks and trade names referred to are the property of their respective owners.

For further information, please contact:

Josh Emanuel Chairman & CEO DataWave Ph: 973.774.5000	or	John Gunn General Manager, CFO DataWave Ph: 604.295.1810